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Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Statements as of and for the year ended December 31, 2013.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial information presents the unaudited combined pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations (the "Pro Forma Financial Statements") based on the combined financial statements of CIM Urban Partners, LP ("CIM Urban") and PMC Commercial Trust ("PMC Commercial") after giving effect to the transactions between CIM Urban and PMC Commercial (the "Merger") and adjustments described in the accompanying notes. The unaudited Pro Forma Financial Statements are intended to show how the Merger might have affected historical financial statements as if the Merger had been completed on January 1, 2013, the beginning of the earliest period being presented, for the statement of operations presentation for the year ended December 31, 2013, and on December 31, 2013 for balance sheet presentation. The unaudited Pro Forma Financial Statements are based on the historical consolidated financial position and results of operations of CIM Urban and PMC Commercial. The following should be read in conjunction with the audited historical financial statements of CIM Urban as of and for the year ended December 31, 2013 and the notes thereto contained elsewhere in this Current Report on Form 8-K/A, and the audited historical financial statements of PMC Commercial as of and for the year ended December 31, 2013 and the notes thereto in PMC Commercial's Annual Report on Form 10-K for the year ended December 31, 2013.

        U.S. Generally Accepted Accounting Principles ("GAAP") require that for each business combination, one of the combining entities be identified as the acquirer, and the existence of a controlling financial interest be used to identify the acquirer in a business combination. In a business combination effected primarily by exchanging equity interests, the acquirer usually is the entity that issues its equity interests. However, the acquirer for accounting purposes may not be the legal acquirer (i.e., the entity that issues its equity interests to effect the business combination).

        After taking into consideration all relevant facts, CIM Urban is considered to be the acquirer for accounting purposes primarily because it obtained effective control of PMC Commercial. The Merger constitutes the acquisition of a business for purposes of Financial Accounting Standards Board's Accounting Standards Codification 805, "Business Combinations" ("ASC 805"). As a result, PMC Commercial's assets and liabilities are recorded at their estimated fair values. The allocation of the purchase price used in the unaudited Pro Forma Financial Statements is preliminary and is subject to further adjustment as additional information becomes available and additional analyses are performed.

        As a result, the Merger is accounted for as a reverse acquisition. At the Merger date, CIM Urban's assets and liabilities are presented at their pre-combination amounts, and PMC Commercial's assets and liabilities are recorded and measured at fair value. In addition, the consolidated equity reflects issuance of common and preferred shares, at par value, that were issued in connection with the Merger, as PMC Commercial is the legal acquirer. The total consolidated equity consists of CIM Urban's equity just before the Merger, plus the fair value of assumed assets of PMC Commercial, net, as well as adjustments to equity caused by the completion of the Merger, as per the guidance for business combinations in ASC 805.

        The unaudited Pro Forma Financial Statements were prepared in accordance with Article 11 of SEC Regulation S-X. The pro forma adjustments reflecting the completion of the Merger are based upon the acquisition method of accounting in accordance with GAAP, and upon the assumptions set forth in the notes to the unaudited Pro Forma Financial Statements.

        The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The unaudited Pro Forma Financial Statements do not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved. As a result, the pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the effects of expected cost savings or expected increases in costs, or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical benefits of the combined company would have been had the two companies been combined during these periods. The unaudited Pro Forma Financial Statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position.

        The allocation of the purchase price to the assets and liabilities acquired reflected in the unaudited Pro Forma Financial Statements is based on management's best estimates of the fair value and useful lives of the assets acquired and liabilities assumed and has been prepared to illustrate the estimated effect of the acquisition and certain other adjustments. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts as additional information becomes available and as additional analyses are performed.

        The final allocation of the purchase price will be different from the information provided in the unaudited Pro Forma Financial Statements to the extent of changes to PMC Commercial's assets, liabilities and equity, including results of operations from December 31, 2013 through the date the Merger was completed, which will result in the recording of a lower or higher amount of goodwill and/or bargain purchase gain. The final adjustments may be materially different from the unaudited Pro Forma Financial Statements presented in this Current Report on Form 8-K/A.

        The unaudited pro forma equity and income from continuing operations are qualified by the statements set forth under this caption and should not be considered indicative of the market value of the combined companies or the actual or future results of operations of the combined companies for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2013

(In thousands)

	Historical CIM Urban	Historical PMC Commercial (A)	Pro Forma Adjustments		Pro Forma Combined
Assets:
Investments in real estate, net	$1,682,165	$—	$—		$1,682,165
Loans receivable, net	—	236,589	(25,390)	(B)	211,199
Deferred rent receivable and charges, net	87,606	—	—		87,606
Cash and cash equivalents	16,796	7,981	(4,578)	(C)	78,478
			58,279	(D)
Other intangible assets, net	22,282	—	2,957	(E)	25,239
Other assets	25,628	8,840	69	(F)	34,537

Total assets	$1,834,477	$253,410	$31,337		$2,119,224

Liabilities and Equity:
Liabilities:
Debt	$395,105	$109,397	$58,279	(D)	$560,559
			(2,222)	(G)
Accounts payable and accrued expenses	26,109	3,036	—		29,145
Intangible liabilities, net	8,800	—	—		8,800
Due to related parties	6,807	—	—		6,807
Dividends payable	—	1,347	58,279	(D)	59,626
Other liabilities	21,173	3,578	773	(H)	25,524

Total liabilities	457,994	117,358	115,109		690,461

Equity:
Partners' equity	1,373,738	—	(1,373,738)	(I)	—
Common shares	—	111	220	(I)	331
Preferred shares	—	—	650	(I)	650
Additional paid-in-capital	—	153,121	1,768,151	(I)	1,822,221
			(99,051)	(I)
Treasury shares	—	(4,901)	—		(4,901)
Distributions in excess of earnings and net unrealized appreciation	—	(13,179)	13,179	(I)	(395,283)
			(395,283)	(I)

	1,373,738	135,152	(85,872)		1,423,018
Noncontrolling interests	2,745	900	2,100	(J)	5,745

	1,376,483	136,052	(83,772)		1,428,763

Total liabilities and equity	$1,834,477	$253,410	$31,337		$2,119,224

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

(In thousands, except per share amounts)

	Historical CIM Urban	Historical PMC Commercial (A)	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Rental and other property income	$223,304	$—	$—		$223,304
Expense reimbursements	9,556	—	—		9,556
Interest and other income	2,953	17,905	3,399	(K)	24,257

	235,813	17,905	3,399		257,117

Expenses:
Rental and other property operating	105,163	—	—		105,163
Asset management fees	21,767	—	1,000	(L)	22,767
Interest	17,929	3,350	1,177	(M)	22,456
Provision for loan losses	—	1,237	—		1,237
General and administrative	2,568	6,903	1,105	(N)	10,576
Transaction costs	5,063	2,789	(6,459)	(C)	1,393
Depreciation and amortization	68,644	—	—		68,644

	221,134	14,279	(3,177)		232,236

Income before income tax and noncontrolling interests	14,679	3,626	6,576		24,881
Provision for income taxes	—	(1,212)	110	(O)	(1,102)
Noncontrolling interests	(213)	—	—		(213)

Income from continuing operations	$14,466	$2,414	$6,686		$23,566

Income from continuing operations per share:
Basic		$0.23			$0.05	(P)

Diluted		$0.23			$0.05

Weighted average common shares outstanding:
Basic		10,595			487,795	(P)

Diluted		10,597			487,797

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(In thousands, except share and per share data)

Note 1: Description of the Merger

        The Merger provides for the business combination of CIM Urban and PMC Commercial. Pursuant to the terms of the merger agreement, on March 11, 2014 (the date the Merger was completed or the "Acquisition Date"), PMC Commercial issued 22,000,003 common shares and 65,028,571 preferred shares in connection with the Merger. Each preferred share was entitled to a cumulative dividend at the rate of 2.0% of $35.00 per year, which is subject to increase to 3.5% under certain conditions, and was convertible into seven common shares. In addition, pursuant to the declaration of the board of trust managers, each holder of record of common shares on the last day of business prior to the Acquisition Date received a "Special Dividend" of $5.50 per share, which was paid on March 25, 2014. For purposes of the unaudited Pro Forma Financial Statements only, the total consideration to the holders of common shares is comprised of the Special Dividend and the estimated fair value of the equity issuance which is based on the closing price of PMC Commercial of $9.71 per share on the Acquisition Date adjusted by the $5.50 Special Dividend per common share.

Note 2: Basis of Presentation

        The foregoing unaudited pro forma financial information is based on the historical consolidated financial statements of CIM Urban and PMC Commercial after giving effect to the Merger and the assumptions and adjustments described in these notes to the unaudited Pro Forma Financial Statements.

        The historical financial statements are presented under GAAP and, as such, the historical statements of income have been adjusted to remove the impact of any asset sales that qualify for discontinued operations treatment. The historical statements of operations present results through income from continuing operations.

        The unaudited pro forma balance sheet as of December 31, 2013 is presented as if the Merger had occurred on December 31, 2013. The unaudited pro forma statement of operations for the year ended December 31, 2013 is presented as if the Merger had taken place on January 1, 2013.

        CIM Urban is considered to be the acquirer for accounting purposes because it obtained effective control of PMC Commercial. The Merger will constitute the acquisition of a business for purposes of ASC 805. As a result, PMC Commercial's assets and liabilities are recorded at their fair values. The allocation of the purchase price used in the unaudited Pro Forma Financial Statements is based upon a preliminary valuation. Based on CIM Urban's preliminary purchase price allocation in the accompanying unaudited Pro Forma Financial Statements, a bargain purchase gain of $4,670 is recorded, representing the amount equal to the excess of the fair value of the identifiable net assets acquired over the purchase price (consideration). Estimates and assumptions are subject to change upon finalization of these preliminary valuations.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(In thousands, except share and per share data)

Note 3: Preliminary Purchase Accounting Allocation

        The total purchase price is estimated based on the closing price of PMC Commercial of $9.71 per share on the Acquisition Date, and is comprised of the following:

PMC Commercial shares outstanding (in thousands)(a)	10,596
Equity consideration price per common share(b)	$4.21

Fair value of the equity consideration(c)	$44,610
Payment in cash—Special Dividend(d)	58,279

Total purchase price	$102,889

Net book value of net assets at December 31, 2013	$135,152
Less transaction costs to be incurred by acquiree	(4,578)

Net tangible book value of net assets acquired	130,574

Fair value adjustments to net book value of net assets:
Loans receivable	(25,390)
Other assets	1,595
Debt	2,222
Noncontrolling interests	(2,100)
Deferred financing costs	(1,526)
Identifiable intangible assets	2,957
Deferred tax liability	(773)
Special Dividend liability	(58,279)

Total fair value adjustments	(81,294)

Fair value of net assets acquired	$49,280

Computation of Bargain Purchase Gain:
Fair value of net assets acquired	$49,280
Fair value of PMC Commercial shares(c)	44,610

Bargain purchase gain	$4,670

(a)
Number of common shares issued and outstanding as of December 31, 2013.

(b)
Closing price of PMC Commercial on the NYSE MKT on March 11, 2014 of $9.71 per share, adjusted by the $5.50 per common share impact of the Special Dividend cash payment as discussed in (d) below.

(c)
Number of common shares outstanding multiplied by the equity consideration price per common share.

(d)
The cash payment is the Special Dividend, made in connection with the Merger to the PMC Commercial common shareholders. PMC Commercial distributed the $58,279 cash payment (or $5.50 per share) on March 25, 2014, in the aggregate to the holders of common shares on the last business day prior to the completion of the Merger.

        The allocation of the purchase price to the assets and liabilities acquired reflected in the preliminary purchase price is based on management's best estimate of the fair value and useful lives of

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(In thousands, except share and per share data)

Note 3: Preliminary Purchase Accounting Allocation (Continued)

the assets acquired and liabilities assumed and has been prepared to illustrate the estimated effect of the Merger and certain other adjustments. The final allocation of the purchase price will be different from the information provided to the extent of changes to PMC Commercial's assets, including results of operations from December 31, 2013 through the Acquisition Date, which will result in the recording of a lower or higher amount of goodwill and/or bargain purchase gain and the final adjustments may be materially different.

Note 4: Reclassifications and Pro Forma Adjustments

(A)
Certain reclassifications have been made to the historical balances of PMC Commercial to conform to the financial presentation of CIM Urban. PMC Commercial's premium income of $2,468 and other income of $1,392 for the year ended December 31, 2013 have been reclassified to interest and other income, and salaries and related benefits expense of $4,300 for the year ended December 31, 2013 has been reclassified to general and administrative expense.

(B)
The fair value of the loan portfolio acquired from PMC Commercial is estimated by CIM Urban to be less than book value. Based on management's judgment, CIM Urban applied an approximate discount of $25,390 to PMC Commercial's gross loan portfolio to estimate the fair value adjustment as of December 31, 2013. The adjustment reflects CIM Urban's estimates of the market interest rate differential on pools of loans. The final value will be determined after completion of a thorough analysis of the portfolio. The loan fair value adjustment will be amortized over the estimated remaining life of the loan portfolio. As adjusted, PMC Commercial's loans receivable estimated fair market value was $211,199 as of December 31, 2013.

(C)
The estimated transaction fees and costs related to the Merger to be incurred by the acquiree are approximately $4,578. These fees and costs are included in the unaudited Pro Forma Condensed Combined Balance Sheet, but are not included in the unaudited Pro Forma Condensed Combined Statement of Operations. For purposes of the pro forma presentation, these fees and costs are assumed to be paid out in cash by PMC Commercial at December 31, 2013. However, several of these fees and costs may not actually be paid out in cash and would be accrued for or paid by PMC Commercial subsequent to completion of the Merger.

These fees and costs consist of advisory fees of approximately $3,350, and legal, accounting, printing, proxy solicitation and other costs and fees of approximately $1,228.

In addition, fees and costs of $2,789 incurred by PMC Commercial and $3,670 incurred by CIM Urban during the year ended December 31, 2013 that specifically related to the Merger have been eliminated.

(D)
To reflect the increase in cash from borrowings on CIM Urban's credit facilities and term loan in order to fund the Special Dividend, which was paid on March 25, 2014 in the amount of $5.50 per share for a total dividend of $58,279.

(E)
To record $2,957 of identifiable intangible assets of PMC Commercial. Adjustments to other intangible assets include non-amortizing intangible assets of (1) approximately $2,157 relating to the value of PMC Commercial's trade name and (2) approximately $800 relating to a license to operate under the SBA 7(a) loan program.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(In thousands, except share and per share data)

Note 4: Reclassifications and Pro Forma Adjustments (Continued)

(F)
To record increases to the estimated fair value of servicing assets, and the estimated value of future cash flows from serviced loans acquired from PMC Commercial totaling $1,595. These increases are partially offset by the write-off of deferred financing costs of PMC Commercial totaling $1,526 as of December 31, 2013.

(G)
The fair value of the debt acquired from PMC Commercial is estimated by CIM Urban to be less than book value. Based on management's judgment, CIM Urban applied a discount of $2,222 to PMC Commercial's debt to estimate the fair value adjustment as of December 31, 2013. As adjusted, the estimated fair value of PMC Commercial's debt was $107,175 as of December 31, 2013.

(H)
To reflect the deferred tax liability of $773 associated with the net increase in value of the loan portfolio and other assets of PMC Commercial's taxable REIT subsidiaries. The estimated fair value increase of PMC Commercial's taxable REIT subsidiaries was approximately $2,273 at December 31, 2013.

(I)
Reflects the acquisition method of accounting based on the estimated fair value of the assets and liabilities of PMC Commercial as summarized below and the elimination of PMC Commercial's distributions in excess of earnings and net unrealized appreciation, since PMC Commercial is not considered to be the accounting acquirer.

The adjustment reflects the reclassification of CIM Urban's partners equity to additional paid-in-capital of $1,768,151 and distributions in excess of earnings of $(395,283) and to reflect the issuance of 22,000,003 shares of $0.01 par value common stock of $220 and the issuance of 65,028,571 shares of $0.01 par value preferred stock of $650. The 65,028,571 preferred shares automatically converted into 455,199,997 common shares on April 28, 2014 upon an increase in the number of authorized common shares that accommodated a full conversion. This conversion is not assumed as of the December 31, 2013 date of the pro forma balance sheet, as the vote to increase the authorized number of shares did not occur concurrently with the Merger.

In addition to the reclassification described above, the equity of PMC Commercial has been adjusted as follows:

Adjustments:
Additional paid-in-capital	$(99,051)
Distributions in excess of earnings	13,179

$(85,872)

Detail:
Fair value adjustments (Note 3)	$(81,294)
Transaction costs to be incurred (Note 4C)	(4,578)

$(85,872)

(J)
To adjust PMC Commercial's noncontrolling interests, representing cumulative preferred stock of a subsidiary, to estimated fair value of $3,000. This cumulative preferred stock was repaid by PMC Commercial prior to the closing of the Merger for $3,000.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

(In thousands, except share and per share data)

Note 4: Reclassifications and Pro Forma Adjustments (Continued)

(K)
To record the portion of the fair value adjustment to PMC Commercial's loans receivable classified as accretable yield that will be amortized over the estimated remaining life of the loan portfolio of seven years.

(L)
To reflect the base services fee of $1,000 annually to be paid to an affiliate pursuant to the Master Services Agreement entered into in connection with the Merger.

(M)
To record the estimated increase in interest expense related to the Merger, including (a) incremental interest expense of $1,166 associated with assumed borrowings to fund the Special Dividend during the year ended December 31, 2013, (b) the amortization of debt discount associated with the fair value adjustment to PMC Commercial's outstanding debt balance of $106 for the year ended December 31, 2013, and (c) the elimination of the amortization of deferred financing charges of $95 recorded by PMC Commercial during the year ended December 31, 2013.

The estimated increase in interest expense related to the Merger is computed at an assumed floating interest rate of 2.00% for the year ended December 31, 2013. Each 12.5 basis point change in the assumed interest rate would result in a change in interest expense of approximately $73 for the year ended December 31, 2013.

(N)
To record estimated incremental compensation expense associated with equity compensation awards that were awarded to certain PMC Commercial executive officers as a result of the Merger. The total share awards are 525,000 restricted shares that amortize over a two-year service period. The value of the awards was determined to be $4.21 per share, which was the equity consideration price per common share based on the closing price of PMC Commercial of $9.71 per share on the Acquisition Date less the Special Dividend of $5.50 per share, which the executive officers are not entitled to receive. The related expense is recorded over the two-year service period post completion of the Merger.

(O)
Adjustments to income tax expense represent the tax effect of the pro forma adjustments relating to PMC Commercial's taxable REIT subsidiaries using a statutory rate of 34%.

(P)
For purposes of calculating basic earnings per share, the 65,028,571 preferred shares issued in connection with the Merger have been assumed to have been converted into 455,199,997 common shares. After the closing of the Merger, shareholders voted in favor of an increase in the number of authorized common shares to one billion, thereby satisfying the condition for the automatic conversion of these shares and on April 28, 2014, the preferred shares were converted to common shares.

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  Exhibit 99.2
Unaudited Pro Forma Condensed Combined Financial Statements as of and for the year ended December 31, 2013.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Combined Balance Sheet As of December 31, 2013 (In thousands)
Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2013 (In thousands, except per share amounts)
Notes to Unaudited Pro Forma Condensed Combined Financial Statements (In thousands, except share and per share data)